Exhibit 2.1

 EMTA Holdings, Inc.
Dyson Properties, Inc., dba Synergyn

Subject to the terms and conditions as set forth herein, the Buyer, ATME Acquisitions, Inc., a Nevada company, a wholly owned subsidiary of EMTA Holdings, Inc., agrees to purchase from the Seller, Sandra Dyson, or her heirs, agents and assigns, all of the issued and outstanding stock of the Target, Dyson Properties, Inc., an Arkansas company, authorized to do business in Oklahoma.

The Transaction

The buyer and seller agree that there are certain benefits to each of the purchase/sale between the companies for a combination of net cash payments for inventory at December 31, 2006 and the delivery to the seller of stock of the parent company of the acquirer, EMTA Holdings, Inc. determined at the closing date as described herein.

The Target

Dyson Properties, Inc. is incorporated in the State of Arkansas and is authorized to do business in the State of Oklahoma. The Company is in good standing in both States.

Reps and Warranties of the Buyer

The Buyer has the authority to enter into the transaction contemplated herein.

The Buyer and its parent are no a party to any litigation that has not been fully reserved and disclosed in its financial statements and filings with the SEC.

Reps and Warranties of the Seller

The Seller has the authority to sell the stock of the Target and there are no restrictions or encumbrances thereon.

To the knowledge of the Seller there is not existing, pending or threatened litigation against Dyson Properties, Inc., dba: Synergen as of the date hereof, nor will any exist at the closing except as may be directly caused by the control and operations of the Buyer and its representatives during its control prior to the Closing.

The Seller will make available all records both personal and those of the Target and provide any assistance necessary for the auditors to timely complete the audits and reviews necessary for the filings with the SEC.

Reps and Warranties of the Target

There is not existing, pending or threatened litigation against Dyson Properties, Inc., dba: Synergen as of the date hereof, nor will any exist at the closing except as may be directly caused by the control and operations of the Buyer and its representatives during its control prior to the Closing.

There are no patent infringements by the Target.

All required tax returns, reports and filings with state and federal governmental agencies have been made and there are no pending audits, reviews, or orders existing or pending against the Company.

Payment of Purchase Price

Cash payments of $100,000 on January 9, 2007, $50,000 at Closing and the balance of $474,000 to be paid 6 months after Closing. [Approx aggregate payments of $624,000].

Closing Date: February 28, 2007 or earlier as agreed between the parties.

The balance of the purchase price will be paid in stock of EMTA Holdings, the number of shares to be determined by dividing the remaining purchase price after the cash payments by weighted average trading price of EMTA’s common stock over the 15 days prior to the Closing. The value of the stock will be based on $1,476,000.

Such shares will be marked with a legend indicating that such shares are restricted pursuant to rule 144. The parties agree that if EMTA files a registration statement during the two years subsequent to the closing of this transaction, EMTA will include 10% of the shares issued hereunder in the registration statement for the purpose of removing such restrictions and allowing the shares to become free-trading. As with and SEC filing, the process is not within the control of the registrant, but the registrant will use it best efforts to accomplish an effective registration.

Seller shall deliver good title to all tangible and intangible assets currently owned by held Dyson Properties, Inc. subject only to the existing liabilities recorded on the books of that company as of December 31, 2007.

Economic Control and Assumption of Risk

Subject to the delivery of good title as described above, the Buyer is assuming all of the economic risks and benefits as of January 1, 2007. The Buyer shall direct the operations of the Target, appoint its Board of Directors and Officers, and enter into an employment agreement, as described in Exhibit A hereto, with Michael Dyson to assume the duties as President/CEO on behalf of the Target.

Royalty Agreement

The parties agree that during the five year period subsequent to the Closing Date, the Buyer will pay the Seller a royalty of $0.10 per gallon or $0.10 per pound, as the case may be, on all current products of Synergen sold during the five years. Royalty payments are to be made 25 days after the close of each calendar quarter.

Closing Requirements

The Seller/Target will deliver to Buyer a current title insurance policy covering all real property of the Target free of all restrictions except the existing first lien position by Lehman Brothers or their assigns.

The Seller/Target will deliver to Buyer a current Phase I and II environmental report on the real property of the Target free of all restrictions.

Delivery to and Use of Escrow

The Seller shall immediately deliver to the attorney for the Buyer the endorsed stock certificates representing all of the issued and outstanding shares of the Target. Such certificates will be held by the attorney pending the Closing.

Failure to Close

If due to Buyer:

The Seller and Target shall retain any sums paid by the Buyer.

If due to Seller or Target:

Seller and Target shall promptly repay any sums advanced or paid by the Buyer or its agents, including cash payments, inventory purchases and operating and capital expenditures.

Agreed and accepted this 5th day of January, 2007.

/s/ Edmond L. Lonergan
Buyer

/s/ Sandra Dyson
Seller